CERTIFICATE OF INCORPORATION OF KYRENIA ACQUISITION CORPORATION

                                 ARTICLE I

     The name of the Corporation is Kyrenia Acquisition Corporation.

                                ARTICLE II

     The period of duration of the Corporation is perpetual.

                                ARTICLE III

     The purpose for which this Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                ARTICLE IV

      The total number of shares of stock which the Corporation has authority to issue is 100,000,000 shares of Common Stock with $.0001 par value of per share. In addition, the Corporation's Certificate of Incorporation authorizes the issuance of 20,000,000 shares of Preferred Stock, $.0001 par value per share. The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights.

                                 ARTICLE V

     The Registered Office of the Corporation in the State of Delaware is to be located at 9 east Loockerman Street, #214, Dover, Delaware 19901, in the County of Kent, and the name of the registered agent in charge thereof is National Registered Agents, Inc.

                                ARTICLE IV

     The name and mailing address of the Incorporator of the Corporation is as follows.

                              Philip K. Akalp
                     26500 West Agoura Road, Suite 361
                            Calabasas, CA 91302

     I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 2nd day of February, 1999. Philip K. Akalp, Incorporator.